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                                                                                                                EXHIBIT 12.01

                                                    ANNTAYLOR STORES CORPORATION
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                          Six Months
                                                               Fiscal Years Ended                           Ended
                                    -------------------------------------------------------------------  -----------
                                     January 30,   January 31,   February 1,   February 3,  January 28,    July 31,
                                        1999          1998          1997          1996         1995         1999
                                    ----------    -----------    ----------    ---------    ---------    -----------
                                                            (dollars in thousands)

Income before income taxes and         $72,903        $29,463       $21,642       $4,281      $62,894    $ 50,560
  extraordinary loss

Add total fixed charges                 39,913         39,607        42,939       37,992       26,513      16,900
  deducted from earnings

Less interest capitalized                    0              0             0      (1,325)        (490)           0
                                    ----------    -----------    ----------    ---------    ---------    ---------
Earnings available for payment
  of fixed charges                    $112,816        $69,070       $64,581      $40,948      $88,917    $ 67,460
                                    ==========    ===========    ==========    =========    =========    =========

Fixed charges:

Portion of minimum lease rental        $21,796        $19,618       $18,523      $15,711      $11,794    $ 11,316
  deemed to be interest

  Interest expense                      18,117         19,989        24,416       20,956       14,229       5,584

  Capitalized interest                       0              0             0        1,325          490           0
                                    ----------    -----------    ----------    ---------    ---------    ---------
         Total fixed charges           $39,913        $39,607       $42,939      $37,992      $26,513    $ 16,900
                                    ==========    ===========    ==========    =========    =========    =========
Ratio of earnings to fixed
  charges                                 2.83           1.74          1.50         1.08         3.35        3.99
                                    ==========    ===========    ==========    =========    =========    =========

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